Exhibit 22.1: 2002 Annual Report

2002 ANNUAL REPORT

(COMPANY LOGO)

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
415 NORTH QUAY STREET, SUITE 4
KENNEWICK, WA 99336

Dear Shareholder,

The year 2002 was exciting for Electronic Systems Technology, total revenues were $2,092,865 compared to 2001 revenues of $1,509,545, reflecting a 38% increase, and representing a record revenue year for the Company. Sales revenues for 2002 increased to $1,932,648 from 2001 sales of $1,303,811. We believe the improved sales revenue levels are a direct result of increased marketing efforts on the part of the Company, which we intend to continue during 2003. The increase in revenues resulted in the Company recording Net Income of $213,576 for 2002, compared with the Net Loss for 2001 of $10,296. We feel the Company was very fortunate to have the performance results for 2002, a year which held economic uncertainty for so many other companies and industries.

The Company’s development efforts during 2002 focused on the ESTeem 192E, in improving and refining the interfacing and networking capabilities for this Ethernet wireless modem. The ESTeem 192E continues to garner positive acceptance in the Ethernet networking marketplace. For 2003 we will continue to focus on development and marketing of the ESTeem 192E, where using the Ethernet interface standard promises expanded applications and markets for our products.

In 2003, we are continuing increased marketing efforts with increased participation in national and regional tradeshows. Additionally, we have increased our commitment to the Industrial Automation market by hiring additional sales personnel to focus marketing resources for this vital customer base. At the writing of this letter, the Company’s first quarter 2003 sales revenue results are strong, with increased sales for both Public Safety and Industrial Automation projects. We hope the strong sales seen in the first quarter are a positive sign for 2003, but the current economic outlook for the country and impact of international events, tempers our optimism with caution.

On behalf of Electronic Systems Technology, thank you for your continued support.

/s/ T.L KIRCHNER

T.L. Kirchner
President

COMPANY PROFILE

Electronic Systems Technology, Inc. ("EST" or the "Company") specializes in the manufacturing and development of wireless modem products. The Company uses research and development, manufacturing, and marketing efforts to produce and market the Company’s line of ESTeem (TM) Wireless Modem products and accessories. The Company offers products providing innovative communication solutions for applications not served by existing conventional communication systems. The Company’s products are offered in markets for process automation in commercial, industrial, and government arenas both domestically and internationally, as well as domestic markets for public safety communications infrastructure, primarily used by police and fire departments. The Company’s products are marketed through direct sales, sales representatives, and domestic and foreign resellers.

The Company was incorporated in the State of Washington in February 1984, and was granted a U.S. Patent for the "Wireless Computer Modem" in May 1987, and Canadian patent in October 1988. In the past three years, the Company has continued improvement of its products to incorporate the latest technology and respond to customer needs and market opportunities. During 2002, the Company’s development efforts were concentrated on the development, refinement and enhancement of the ESTeem 192E product line of spread spectrum, non-licensed radio frequency modems using Ethernet based communication protocols, which was granted Federal Communication Commission type approval in late 2001. In an effort to continually expand its customer base, particularly in the industrial control arena, the Company continues efforts to team with all major programmable logic controller (PLC) hardware vendors. The Company has also been involved from time to time as a hardware provider for Government programs, where the Company’s products have been used in watershed management, aircraft maintenance, airfield lighting and resource management applications. During 2002, the Company continued to market ESTeem products for use in mobile data terminal applications by public safety entities, and continued to participate in foreign and domestic Supervisory Control and Data Acquisition (SCADA), Industrial Automation, and Government marketplaces.

PRODUCTS AND MARKETS

EST's products provide communication links between computers, peripherals, and instrumentation controls using radio frequency waves. The Company’s products are packet burst, VHF & UHF FM radio modems, operating in radio frequency bands of 72 to 76 Megahertz (MHz), 150 to 174 MHz, 400 to 420 MHz, 450 to 470 MHz, and 2.4 Gigahertz (GHz).

The proliferation of computer applications in business, industry and public service has created a dynamic environment of automation and networking, requiring constantly growing amounts of data transfer. Prior to the invention of the ESTeem modem, the majority of data transfers used telephone modems or direct cable connections, both of which have costly side effects. Telephone modems have a potentially expensive monthly charge for the use of telephone lines, and direct cable connections can have installation costs as much or more than the cost of the communication system. ESTeem wireless modem products provide a "Wireless Solution" by eliminating the need for conventional hardwiring and leased phone lines.

All of the ESTeem models ("ESTeems") come with industry standard asynchronous or Ethernet communications ports, giving users new dimensions to "Local Area Networking", allowing as many as 253 devices to be interfaced on a single frequency. ESTeem wireless modems have over one hundred internal software commands, which are saved in non-volatile memory, allowing user-friendly configuration for any application.

ESTeem Modems work on a packet burst communications concept. Packet systems, whether hardwired or radio, share the same principle of operation: data is taken from RS-232C, RS-422, RS-485 asynchronous or Ethernet ports and is transmitted in "Electronic Packets". The size of the packet can be user defined from 1 to 2000 bytes of information, depending on model. Once a packet of data is formed, the packet is transmitted in a "burst," from one ESTeem modem to another ESTeem modem, hence the term "packet burst communications." Internal Digi-Repeater features allow the user to increase operating range by relaying transmission through a maximum of three ESTeems to reach a destination ESTeem. An ESTeem can operate as an operating node, a repeater node, or both simultaneously, for added flexibility. Secure data communication is provided in the ESTeem products through use of proprietary technology and techniques. If higher security is required, the ESTeem is compatible with asynchronous Data Encryption Standard (DES) encryption devices.

PRODUCT APPLICATIONS

Some of the major applications and/or industries for which the ESTeem products are being utilized are as follows:

Water and Waste Water Industry	Overhead Crane Control
Industrial Automation	Shop Floor Manufacturing
Remote Data Acquisition (SCADA)	Intra-Office/Building Computer Networking
Law Enforcement/Public Safety

Power Utility	Federal
Oil/Gas Pipeline	Ground Mobile Communications
Material Handling	Ship to Shore Communications
Flight Line Maintenance

PRODUCT LINES

Model 192C. A licensed narrow band packet burst transceiver for commercial, industrial, and public safety applications operating in the 450 to 470 MHz spectrum. The digitally synthesized transceiver is field tunable over the operating band in 6.25 KHz increments. Typical indoor and outdoor fixed base and mobile applications include point to point as well as point to multi-point digital data networking for distances to approximately 15 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 192C are:

Domestic:	Industrial Automation, inventory control, public safety.
International:	Industrial automation.

Model 192E. A high performance, direct sequence spread spectrum transceiver employing industry standard, 10baseT, 802.11b Ethernet connectivity for commercial and industrial applications operating in the unlicensed 2.4 GHz spectrum. Data transfer rates of up to 11 Mega bits per second (Mbps). Typical applications include data rate critical, point to point, point to multi-point, and "last-mile" bridge digital data networking for distances to approximately 5 to 7 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 192E are:
Domestic and international:	Industrial automation, process control and interoffice networking.

Model 192F. A licensed narrow band packet burst transceiver for foreign market commercial and industrial automation, and Federal (USA only) applications operating in the 400 to 420 MHz spectrum. The digitally synthesized transceiver is field tunable over the operating band in 6.25 KHz increments. Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi-point digital data networking for distances to approximately 15 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 192F are:

International:	Industrial automation and inventory control.
Federal:	Inventory and command control.

Model 192M. A licensed narrow band packet burst transceiver for foreign and domestic commercial, industrial automation, and public safety applications operating in the 150 to 174 MHz spectrum. The digitally synthesized transceiver is field tunable over the operating band in 6.25 KHz increments. Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi-point digital data networking for distances to approximately 15 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 192M are:
Domestic:	Industrial automation, inventory control, and public safety.
International:	Industrial automation and SCADA.

Model 192V. A licensed narrow band packet burst transceiver for foreign and domestic commercial and industrial applications operating in the 72 to 73 MHz spectrum. The digitally synthesized transceiver is field tunable over the operating band in 20 KHz increments. Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi-point digital data networking for distances to approximately 5 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 192V are:
Domestic and international:	Industrial automation and inventory control.

Model 192S. A low cost unlicensed direct sequence spread spectrum transceiver for foreign, domestic, and federal applications operating in the 2.4 GHz spectrum. Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi-point digital data networking for distances to approximately 10 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 192S are as follows:
Domestic:	Industrial automation and inventory control.
International:	Telephone by-pass and industrial automation.
Federal:	Inventory and command control.

Model 95. A low cost licensed narrow band packet burst transceiver for foreign, domestic and federal applications operating in the 72 to 73 MHz spectrum. The digitally synthesized transceiver is field tunable over the operating band in 20 KHz increments. Typical indoor and outdoor fixed base and mobile applications include point to point and point to multi-point digital data networking for distances to approximately 5 miles line-of-sight without the use of the digi-repeater option. Typical application uses for the ESTeem 95 are:
Domestic and international:	Industrial automation and inventory control.
Federal:	Inventory and command control.

ADDITIONAL PRODUCTS AND SERVICES

The Company offers various accessories to support the ESTeem products. Accessories are purchased from other manufacturers and resold by EST to support the application of ESTeem modems. Antennas, power supplies and cable assemblies are examples of such items. The Company also provides direct services to customers, such as repair and upgrade of ESTeem products, also to assist in the application of ESTeem wireless modems, the Company provides professional services, site survey testing, system start-up, and custom engineering services.

PRODUCT DEVELOPMENT

The Company’s products compete in an environment of rapidly changing technology. This environment results in the necessity of the Company to be continually updating and enhancing existing products, as well as developing new products in order to remain competitive. Research and Development expenditures for new product development and improvements of existing products by the Company for 2002 and 2001 were $167,522 and $146,245, respectively. During 2002, the Company contracted and will continue to contract, with independent, nonaffiliated, engineering companies specializing in radio design, when such expertise was required.

During 2002, the Company’s development resources were primarily concentrated on the development, refinement and enhancement of the ESTeem 192E, a spread spectrum, non-licensed, wireless, modem using the networking standard, Ethernet interface protocol. The ESTeem 192E received Federal Communication Commission type approval in October 2001. The ESTeem 192E augments the Company’s existing products through the use of Ethernet based, open network architecture, allowing the product to be used in broader variety of applications, such as "last mile" and building network applications. The Company plans continued research and development expenditures and to undertake new development and improvement projects, as they become necessary.

MARKETING STRATEGY

The majority of the Company’s products sold during 2002 were through the reselling efforts of non-exclusive, non-stocking distributors of the Company’s products, with the remainder of the Company’s sales distributed directly from the Company’s facility through direct sales to end-users of the ESTeem products. During 2002, approximately seventy percent of the Company’s products were distributed through resellers and thirty percent through direct sales. Customers generally place orders on an "as needed basis". Shipping dates for products are generally 5 to 10 working days after receipt of a customer order, with the exception of ongoing, scheduled projects, and custom designed equipment for specific customer applications.

During 2002, the Company continued to advertise in trade publications specifically targeted at users of control, instrumentation, and automation systems, as well as domestic public safety entities. The Company’s advertising targeted potential customers using Programmable Logic Controllers (PLCs). There are approximately twenty-five major PLC manufacturers worldwide. The Company also attends tradeshows each year specifically targeted toward the customers and markets in which it sells products. During 2002, the Company hired a sales manager to concentrate marketing and sales efforts in the Latin American industrial automation market. For 2003, the Company intends to continue marketing strategies targeting existing markets of industrial controls and Mobile Data Computers for public safety networks. The Company maintains an Internet web site to provide easy access to product and technical information for both present and potential customers of the Company’s products.

The Company’s competition varies according to the market in which the Company's products are competing. All of the markets in which the Company’s products are sold are highly competitive. Management believes ESTeem products compete favorably in the market because of performance, price, and adaptability of the products to a wide range of applications. The Company's major limitation in competing with other manufacturers is its limited marketing budget, which currently limits the Company’s nationwide advertising and sales force presence.

MARKET INFORMATION FOR THE COMPANY’S COMMON STOCK

There is no established market for trading the Common Stock of the Company. The Common Stock is not regularly quoted in the automated quotation system of a registered securities system or association. The Common Stock of the Company is traded on the "over-the-counter" market and is listed on the electronic bulletin board under the symbol of "ELST". The following table illustrates the average high/low price of the Common Stock for the last two (2) fiscal years. The "over-the-counter" quotations do not reflect inter-dealer prices, retail mark-ups, commissions or actual transactions.

	Bid		Ask
	High	Low	High	Low
Fiscal year ended December 31, 2002
First Quarter	0.38	0.32	0.51	0.32
Second Quarter	0.37	0.33	0.50	0.33
Third Quarter	0.37	0.33	0.40	0.33
Fourth Quarter	0.37	0.26	0.51	0.26

Fiscal year ended December 31, 2001
First Quarter	0.6563	0.375	0.8125	0.3125
Second Quarter	0.42	0.30	0.45	0.34
Third Quarter	0.44	0.37	0.47	0.37
Fourth Quarter	0.48	0.36	0.60	0.36

The above data was compiled from information obtained from the Pink Sheets LLC, OTC Market Report daily quotation service.

The approximate number of record holders of common stock of the Registrant as of February 21, 2003 was 600 persons/entities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s discussion and analysis is intended to be read in conjunction the Company’s audited financial statements the integral notes thereto. The following statements may be forward-looking in nature and actual results may differ materially.

RESULTS OF OPERATIONS

GENERAL: The Company specializes in the manufacturing and development of wireless modem products. The Company offers a product line which provide innovative communication solutions for applications not served by existing conventional communication systems. The Company offers product lines in markets for process automation in commercial, industrial and government arenas domestically, as well as internationally, and domestically to public safety entities for mobile data computer terminal applications. The Company markets its products through direct sales, sales representatives, and domestic, as well as foreign, resellers. Operations of the Company are sustained solely from revenues received through sales of its products and services.

FISCAL YEAR 2002 vs. FISCAL YEAR 2001

GROSS REVENUES: Total revenues for the fiscal year 2002 were $2,092,865 reflecting a 39% increase from $1,509,545 gross revenues for fiscal year 2001. The increase in total revenues is the result in increased sales revenues for all sales segments, domestic, foreign and government for the Company during 2002. Product sales increased to $1,932,648 in 2002, as compared to 2001 sales of $1,303,811. In management’s opinion, the increase in sales of the Company’s products were the result of increase marketing efforts on the part of the Company, specifically increased regional tradeshow attendance for both industrial automation and MDC marketplaces, and increased salesperson activity. Management intends to sustain or increase the Company’s marketing efforts in 2004, but believes that sales revenues for 2004 may be impacted by existing economic factors negatively effecting industrial automation projects involving the Company’s products and services.

Interest and investment revenues decreased from 2001 levels of $54,970, to 2002 levels of $44,644 due to decreased rates of return received on the Company’s investments. Engineering Services revenues during 2002 decreased to $117,573 from 2001 levels of $150,404 due to decreased scope and frequency of projects involving the Company’s engineering services when compared with 2001.

In 2002, a majority of the Company's domestic sales were for industrial automation applications. An example of an industrial automation application is a municipal water treatment operation. It is the opinion of Management that industrial automation applications will continue to provide the largest portion of the Company's revenues in the foreseeable future. The Company’s domestic sales were augmented by sales of the Company’s products for mobile data computer systems to public entities, which accounted for 9% of the Company’s domestic sales during 2002. An example of a mobile data computer system for a public entity is a local area network (LAN), between police department computer dispatch centers and individual police vehicles. Management believes future federal funding of MDC projects cannot be guaranteed and therefore MDC projects involving the Company’s products become very difficult to predict.

During 2002, the Company had $335,706 in foreign export sales, amounting to 16% of gross product and service revenues for the year, compared with foreign export sales of $302,324 or 21% of gross product and service revenues for 2001. The increase in foreign sales was due to increased sales volumes for projects in Canada, and Latin America. Products purchased by foreign customers were used primarily for use in industrial automation projects. Management believes the majority of foreign export sales are the results of the Company’s Latin American sales manager, employed during the second half of 2002, EST distributor efforts, and the Company’s Internet website presence. The geographic compositions of the Company’s foreign export sales for 2002 and 2001 are shown in Note 13 to the Financial Statements.

In 2002, products purchased by U.S. Government agencies or by U.S. Government contractors amounted to $148,177 or 7%, of gross product and service revenues as compared with 2001 levels of $29,343 or 2%, of gross product and service revenues. During 2002, products purchased by the U.S. Government were used primarily in water control applications. Management believes the increase in U.S. Government sales revenues during 2002 was the result a single large water control project, which varies from previous U.S. Government projects involving the Company’s products, specifically military related maintenance and logistics projects. Management believes that the increase in U.S. Government sales will not continue during 2004 primarily due to a lack of U.S. Government funding for, or discontinuance of, programs using the Company’s products. Due to the uncertain nature of U.S. Government purchasing, prediction and planning of revenues to be received from U.S. Government is very difficult to predict. The Company has made specific marketing contacts regarding the possibility of use of the Company’s products for Homeland Security communication projects, however at the time of this report, no sales have been forthcoming from these efforts.

As of December 31, 2002, the Company had a backlog of $150,800 in sales orders. The Company’s customers generally place orders on an "as needed basis". Shipment for the Company’s products is generally made within 5 to 10 working days after receipt of customer orders, with the exception of ongoing, scheduled projects, and custom designed equipment for specific customer applications.

COST OF SALES: Cost of Sales, as a percentage of gross sales, for the years of 2002 and 2001 was 45% and 53%, respectively. The cost of sales variation for 2002 is the result of a combination of reduced product costs due to increased production volumes and sales price restructuring for the Company’s distributors positively effecting cost of sales margins for 2002 when compared with 2001.

INVENTORY: The Company's year-end inventory values for 2002 and 2001 were as follows:

	2002	2001
Parts	$359,915	$357,884
Work in Progress	0	94,036
Finished goods	209,509	79,679
TOTAL	$569,424	$531,599

The Company's objective is to maintain inventory levels as low as possible to provide maximum cash liquidity, while at the same time, meet production and delivery requirements. Approximately 30% of the Company’s inventory at December 31, 2002 consisted of parts having lead times ranging from 12 to 28 weeks. Some parts are maintained at high levels to assure availability to meet production requirements, and accordingly, account for a significant portion of the Company’s inventory value. Based on past experience with component availability, distributor relationships, and inventory levels, the Company does not foresee shortages of materials used in production. However, developments in the electronic component marketplace, involving components used by the Company which are also used in cellular phones and paging devices, have the potential of creating negative component availability and delivery issues for the Company in the future. The Company has been able to procure parts on a timely basis as of the date of this report, however this cannot be guaranteed in the future and if shortages were to occur material interruption of production and consequently product delivery to customers could occur. Inventory levels increased between year-end 2001 and year-end 2002 due to increased purchases by the Company to meet increased production requirements during 2002.

For year-end 2002, purchases and costs allocated to cost of goods sold were $907,087 as compared to $664,047 in 2001. The increase in purchases and allocated costs is a result of increased purchases and production volume related to increased sales of the Company’s products during 2002.

OPERATING EXPENSES: Operating expenses increased to $788,631 in 2002, from 2001 levels of $681,374. Material changes in expenses are comprised of the following components: Advertising expenses decreased to $18,277 in 2002 from 2001 levels of $20,774 due to reduced frequency of advertising in trade publications by the Company during 2002. Depreciation expense decreased during 2002 to $40,869 from 2001 levels of $42,978 due decreased depreciable Company assets when compared with 2001. Printing expenses decreased from 2001 levels of $10,238 to $7,359 for 2002 due to timing differences in printing of marketing related material during 2002. Professional services decreased to $59,462 from 2001 levels of $71,122 due to decreased subcontracted engineering services required for Research and Development projects when compared with 2001. Trade show expenses increased during 2002 to $36,578, from 2001 levels of $23,357due to increased shows attended by the Company when compared with 2001. Travel expenses increased to $81,023 for 2002, compared to $71,802 for 2001, due to increased marketing related travel expenses during 2002.

Salaries increased to $597,562 in 2002, from 2001 levels of $520,726, wages paid to an increased number of Company employees during 2002 when compared with 2001. The Company incurred bad debt expense of $18,334 during 2002 due to nonpayment by a reseller of the Company’s products, as compared with $3,187 during 2001.

FISCAL YEAR 2001 vs. FISCAL YEAR 2000

GROSS REVENUES: Total revenues for the fiscal year 2001 were $1,509,545 reflecting a 5% decrease from $1,584,665 gross revenues for fiscal year 2000. The decrease total revenues is attributable to decreased Engineering Services and interest revenues, as well decreased product sales during 2001 when compared with 2000. Interest revenue decreased from 2000 levels of $79,144, to 2001 levels of $54,970 due to decreased rates of return received on the Company’s short term investments. Engineering Services revenues during 2001 decreased to $150,404 from 2000 levels of $192,965 due to decreased Engineering Service projects performed by the Company during 2001, primarily due to a smaller than expected number of Public Safety Mobile Data Computer (MDC) projects involving the Company’s products and services when compared with 2000. Sales of the Company’s products were lower than anticipated during 2001 for MDC applications due to, in Management’s opinion, the public safety market being affected by reduced federal funding during 2001. Management believes future federal funding of MDC project cannot be guaranteed and therefore MDC projects involving the Company’s products become very difficult to predict. Overall, product sales decreased slightly to $1,303,811 in 2001, as compared to 2000 sales of $1,310,524. Offsetting the decrease in MDC segment sales were increased foreign sales during 2001.

In 2001, a majority of the Company's domestic sales were for industrial automation applications. An example of an industrial automation application is a city's water treatment operation. It is the opinion of Management that industrial automation applications will continue to provide the largest portion of the Company's revenues in the foreseeable future. The Company’s domestic sales were augmented by sales of the Company’s products for mobile data computer systems to public entities, which accounted for 4% of the Company’s domestic sales during 2001. The sales of the Company’s products were lower than anticipated during 2001. Management believes the decrease was due to the public safety market being affected by reduced federal funding during 2001. Management believes future purchases are difficult to predict due to the uncertain nature of federal funding. An example of a mobile data computer system for a public entity is a local area network (LAN), between police department computer dispatch centers and individual police vehicles.

During 2001, the Company had $302,324 in foreign export sales, amounting to 21% of gross product and service revenues for the year. For year-end 2000, foreign export sales were $109,292 or 7% of gross product and service revenues for the year. The increase in foreign sales was due to increased sales volumes for projects in Croatia, Jordan and India. Products purchased by foreign customers were used primarily for use in industrial automation projects. Management believes the majority of foreign export sales are due to EST distributor efforts and the Company’s Internet website presence. The geographic compositions of the Company’s foreign export sales for 2001 and 2000 are shown in Note 13 to the Financial Statements.

In 2001, products purchased by U.S. Government agencies or by U.S. Government contractors amounted to $29,343 or 2%, of gross product and service revenues as compared with 2000 levels of $23,062 or 2%, of gross product and service revenues. During 2001, products purchased by the U.S. Government were utilized primarily in power monitoring and water control applications. Management believes the decrease in U.S. Government sales revenues was the result of lack of U.S. Government funding for, or discontinuance of, programs using the Company’s products. The uncertain nature of U.S. Government purchases, makes prediction and planning of revenues to be received from U.S. Government difficult to predict.

As of December 31, 2001, the Company had a backlog of $201,777 in sales orders. The Company’s customers generally place orders on an "as needed basis". Shipment for most of the Company’s products is generally made within 5 to 10 working days after receipt of customer orders, with the exception of ongoing, scheduled projects, and custom designed equipment for specific customer applications.

LIQUIDITY AND CAPITAL RESOURCES

The Company’s revenues and expenses resulted in a net income of $213,576 for 2002, increased from a net loss of $10,296 for 2001. The increase in net income is the result of increased sales revenues and reduced cost of goods sold during 2002 when compared with 2001. At December 31, 2002, the Company's working capital was $2,351,155 compared with 2,127,471 at December 31, 2001. The Company’s operations rely solely on the income generated from sales. The Company's major capital resource requirements are maintaining inventory levels adequate for production and payment of employee salaries. Extended availability for components critical for production of the Company’s products, ranging from 12 to 28 weeks, require the Company to maintain high inventory levels. It is Management’s opinion that the Company’s working capital as of December 31, 2002 is adequate for expected resource requirements for the next twelve months.

The Company's current asset to current liability ratio at December 31, 2002 was 13.2:1 compared to 24.2:1 at December 31, 2001. The current asset ratio decrease is the result of increased income tax payable liability for the Company’s 2002 net income, compared with year-end 2001 liability levels.

The Company's cash resources at December 31, 2002, including cash and cash equivalent liquid assets, were $322,997 decreased from cash resources of $1,513,592 at year end 2001. The decrease in cash resources at year end is the result of the Company implementing an investment strategy during 2002, where the majority of the Company’s cash and cash equivalent assets were converted to various mutual fund investments as recommended by a third party investment management firm. At year-end 2002, certain components of investments held by the Company, if sold as of December 31, 2002, would have presented a realized loss of $6332. The contingency is shown in the Statement of Comprehensive Income in the Company’s Financial Statements for December 31, 2002. Cash flows were increased by the Company’s net income for 2002 and were offset by purchases of investments of $1,344,000 and additions to property plant and equipment of $35,085 when compared with 2001.

The Company's trade accounts receivable, adjusted for allowance for uncollectible accounts, at December 31, 2002, were $302,269, compared to $158,674 at year-end 2001. The increase is the result of sales and collection timing differences between December 31, 2002 and December 31, 2001. Management believes that all of the Company’s accounts receivable as of December 31, 2002, are collectible.

The Company believes the level of risk associated with customer receipts on export sales is minimal. Foreign shipments are made only after payment has been received, irrevocable letter of credit terms have been pre-arranged, or on Net 30 terms to established foreign companies with which the Company has distributor relationships. Foreign orders are generally filled as soon as they are received, therefore, foreign exchange rate fluctuations do not impact the Company.

Inventory level as of December 31, 2002, was $569,424, reflecting a decrease from December 31, 2001, levels of $531,599. Inventory levels increased between year-end 2001 and year-end 2002 due to increased purchases by the Company to meet increased production requirements during 2002.

The Company had capital expenditures during year 2002 of $35,085, primarily for equipment and software used for research and development. The Company intends on investing in additional capital equipment as deemed necessary to support development and manufacture of the ESTeem Modem. As of December 31, 2002, the Company's current liabilities were $192,226, increased from 2001 year-end levels of $91,522. The increase is due to increased levels of income taxes payable and refundable deposits at year-end 2002.

The Company has a General Services Administration (GSA) contract to sell goods to the U.S. Government. This contract is a fixed price, indefinite quantity and delivery agreement. The current contract runs through February 2004. Projections regarding liquidity, profitability, and material purchases are based on past history of annual purchases. Due to the uncertain nature of Federal Government purchasing, procurement of material and production planning is adjusted quarterly based on demand. It is Management's opinion that the majority of Federal Government purchases in 2003 will be pursuant to the Company’s GSA contract.

The Company’s operations were not adversely effected by inflation during 2002. No adverse affect is anticipated during 2003.

CONTROLS & PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures. The Company’s Chief Executive and its Chief Financial Officer, after evaluating the effectiveness of the Company’s disclosure controls and procedures (as defined in the Securities Exchange Act of 1934 Rules 13a-14(c) and 15d- 14(c) as of a date within 90 days of the filing date of this annual report on Form 10-KSB (the "Evaluation Date"), have concluded that as of the Evaluation Date, the Company’s disclosure controls and procedures were adequate and effective to ensure that material information relating to the Company would be made known to it by others within the Company, particularly during the period in which this annual report on Form 10-KSB was being prepared.

(b) Changes in Internal Controls. There were not significant changes in the Company’s internal controls or in other factors that could significantly affect the Company’s disclosure controls and procedures subsequent to the Evaluation Date, nor any significant deficiencies or material weaknesses in such disclosure controls and procedures requiring corrective actions.

FORWARD LOOKING STATEMENTS: The above discussion may contain forward-looking statements that involve a number of risks and uncertainties. In addition to the factors discussed above, among other factors that could cause actual results to differ materially are the following: competitive factors such as rival wireless architectures and price pressures; availability of third party component products at reasonable prices; inventory risks due to shifts in market demand and/or price erosion of purchased components; change in product mix, and risk factors that are listed in the Company’s reports and registrations statements filed with the Securities and Exchange Commission.

Electronic Systems Technology, Inc.

FINANCIAL STATEMENTS
AND
INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2002

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

INDEX TO FINANCIAL STATEMENTS

Independent Auditors’ Report	1
BALANCE SHEETS	2
STATEMENT OF INCOME (LOSS)	3
STATEMENT OF COMPREHENSIVE INCOME (LOSS)	4
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY	5
STATEMENT OF CASH FLOWS	6-7
NOTES TO FINANCIAL STATEMENTS	8-20
SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES	21
SUPPLEMENTAL SCHEDULES OF SELECTED FINANCIAL DATA	22

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay - Suite 4
Kennewick, WA 99336

We have audited the accompanying balance sheets of Electronic Systems Technology, Inc., as of December 31, 2002 and 2001, and the related statements of income (loss), comprehensive income (loss), stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Systems Technology, Inc., as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

February 7, 2003

1

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS
December 31, 2002 and 2001

ASSETS
	2002	2001
CURRENT ASSETS
Cash	$ 11,100	$ 6,100
Money market investment	311,897	516,334
Certificate of deposit	-	991,158
Available-for-sale investments	1,337,668	-
Accounts receivable, net of $1,284 allowance
For doubtful accounts	302,269	158,674
Inventory	569,424	531,599
Accrued interest	-	1,243
Prepaid insurance	8,523	7,252
Prepaid expenses	2,500	-
Prepaid federal income taxes	-	6,633
Total current assets	2,543,381	2,218,993

PROPERTY & EQUIPMENT - NET	159,182	164,989

OTHER ASSETS - NET	30,407	17,690

DEFERRED INCOME TAX BENEFIT	9,200	-

	$ 2,742,170	$ 2,401,672

See Notes to Financial Statements

2

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

BALANCE SHEETS
December 31, 2002 and 2001
LIABILITIES AND STOCKHOLDERS' EQUITY

	2002	2001
CURRENT LIABILITIES
Accounts payable	$ 38,855	$ 48,384
Refundable deposits	21,758	5,000
Accrued payroll	2,648	2,260
Accrued payroll taxes and other taxes	4,943	1,458
Accrued vacation pay	19,428	17,137
Income tax payable	104,594	-
Deferred income taxes	-	17,283

Total current liabilities	192,226	91,522

DEFERRED INCOME TAXES	30,400	-

COMMITMENTS AND CONTINGENCIES	-	-
STOCKHOLDERS' EQUITY
Common stock $.001 par value 50,000,000
Shares authorized, 5,098,667 issued and outstanding	5,099	5,099
Additional paid-in capital	945,734	945,734
Retained earnings	1,572,893	1,359,317
Accumulated other comprehensive loss	(4,182)	-
	2,519,544	2,310,150
	$2,742,170	$2,401,672

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, and 2000

	2002	2001	2000

SALES - NET	$1,932,648	$ 1,303,811	$ 1,310,524

COST OF SALES
Beginning inventory	531,599	561,946	357,490
Purchases and allocated costs	907,087	664,047	936,383
	1,438,686	1,225,993	1,293,873
Ending inventory	569,424	531,599	561,946
	869,262	694,394	731,927

GROSS PROFIT	1,063,386	609,417	578,597

OPERATING EXPENSES	788,631	681,374	670,774

OPERATING INCOME (LOSS)	274,755	(71,957)	(92,177)

OTHER INCOME
Interest income	41,233	54,970	79,144
Other income (expense)	11,629	23,059	42,443
	52,862	78,029	121,587
INCOME BEFORE INCOME TAXES	327,617	6,072	29,410

PROVISION FOR FEDERAL INCOME TAXES	114,041	16,368	5,466

NET INCOME (LOSS)	213,576	(10,296)	23,944

BASIC EARNINGS PER SHARE	$ 0.04	$ -	$ -

DILUTED EARNINGS PER SHARE	$ 0.04	$ -	$ -

See Notes to Financial Statements

3

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, and 2000

	2002	2001	2000

NET INCOME (LOSS)	$213,576	$(10,296)	$23,944

OTHER COMPREHENSIVE LOSS:
Unrealized loss on securities Arising during the period	(6,332)

Income tax benefit related
To other comprehensive loss	2,150	-	-

Other comprehensive loss, net	(4,182)	-	-

COMPREHENSIVE INCOME (LOSS)	$209,394	$(10,296)	$23,944

See Notes to Financial Statements

4

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
	Common Stock		Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount

Balance At January 1, 2000	4,953,667	$ 4,954	$ 894,129	$ 1,345,669	$	$ 2,244,752

Stock Options Exercised	115,000	115	39,335	-	-	39,450

Net Income December 31, 2000				23,944	-	23,944

	5,068,667	5,069	933,464	1,369,613	-	2,308,146

Stock Options Exercised	30,000	30	12,270	-	-	12,300

Net Loss December 31, 2001				(10,296)		(10,296)

	5,098,667	5,099	945,734	1,359,317	-	2,310.150

Comprehensive Income:
Net income	-	-	-	213,576	-	213,576
Unrealized loss on securities – net	-	-	-	-	(4,182)	(4,182)

Balance at December 31, 2002	5,098,667	$ 5,099	$ 945,734	$ 1,572,893	$ (4,182)	$ 2,519,544

See Notes to Financial Statements

5

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001, and 2000

	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$ 213,576	$ (10,296)	$ 23,944
Noncash expenses included in income:
Depreciation	40,869	42,978	40,604
Amortization	4,404	3,034	2,461
Deferred income taxes	3,917	16,368	99
Loss on disposition of assets	23	1,059	120
Decrease (increase) in current assets:
Accounts receivable, net	(143,595)	24,953	(28,839)
Inventory	(37,825)	30,347	(204,456)
Other current assets	(2,528)	12,148	(11,164)
Increase (decrease) in current liabilities:
Accounts payable and other current liabilities	13,394	(24,571)	36,663
Federal income taxes payable	113,377	-	-
Net Cash From Operating Activities	205,612	96,020	(140,568)
CASH FLOWS FROM INVESTING ACTIVITIES:
Deposit	(17,122)	-	-
Purchase of investments	(1,344,000)	-	-
Capitalized software	-	(13,709)	-
Additions to property & equipment	(35,085)	(33,306)	(71,323)
Net cash from investing activities	(1,396,207)	(47,015)	(71,323)
CASH FLOWS FROM FINANCING ACTIVITIES:
Stock options exercised	-	12,300	39,450

Net cash from financing activities		$12,300	39,450
NET INCREASE (DECREASE) IN CASH AND
EQUIVALENTS	$(1,190,595)	61,305	(172,441)
CASH AND CASH EQUIVALENTS AT
BEGINNING OF YEAR	1,513,592	1,452,287	1,624,728
CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 322,997	$1,513,592	$1,452,287

See Notes to Financial Statements

6

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

STATEMENT OF CASH FLOWS
For the years ended December 31, 2002, 2001, and 2000

	2002	2001	2000

SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION:

Cash paid during the year for:
Income taxes	$ -	$ -	$ 6,955

Cash and cash equivalents:
Cash	$ 11,100	$ 6,100	$ 9,166
Money market	311,897	516,334	388,024
Certificate of deposit (initial maturity, 3 months or less)	-	991,158	1,055,097

	$ 322,997	$ 1,513,592	$ 1,452,287

See Notes to Financial Statements

7

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Business Organization

The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves. On November 12, 1984, the Company sold 3,000,000 shares of its unissued common stock to the public at an offering price of $.30 per share, arbitrarily determined by the underwriter.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Estimates used in the accompanying financial statements include allowance for uncollectible accounts receivable, inventory obsolescence, useful lives of depreciable assets, and deferred income taxes. Actual results could differ from those estimates.

Concentrations of Credit Risks

Financial instruments that potentially subject the Company to credit risk consists of cash and customer receivables. The Company places its cash with one major financial institution. During the period, the Company had cash balances that were in excess of federally insured limits.

The Company’s customers, to which trade credit terms are extended, consist of United States and local governments and foreign and domestic companies.

8

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

Financial Instruments

The Company’s financial instruments are cash and cash equivalents, accounts receivable and accounts payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, certificates of deposit, money market accounts and investment grade commercial grade paper that is readily convertible into cash and purchased with original maturities of three months or less.

Allowance for Uncollectible Accounts

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $1,284 as of December 31, 2002 and 2001.

Inventory

Inventories are stated at lower of cost or market. Cost is determined on an average cost basis that approximates the first-in, first-out (FIFO) method. Market is determined based on net realizable value and consideration is given to obsolescence.

9

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Patent Costs

Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and one-half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

Investments

The Company classifies its marketable equity securities into trading or available-for-sale categories. Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Marketable equity securities not classified as trading are classified as available-for-sale and are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in the stockholders’ equity.

The fair value of substantially all securities is determined by quoted market prices. Gains or losses on securities sold are based on the specific identification method.

10

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Available-for-sale investments consist of bond funds purchased at a cost of $1,344,000, with a fair market value of $1,337,668, at December 31, 2002. A net unrealized holding loss on available-for-sale securities in the amount of $6,332 has been charged to other comprehensive income (loss) for the year ended December 31, 2002.

Capitalized Software Costs

Capitalized software costs consist of costs to purchase and develop software. The Company capitalizes the costs of creating a software product to be sold, leased or otherwise marketed, for which technological feasibility has been established. Amortization of the software product, on a product-by-product basis, begins on the date the product is available for distribution to customers and continues over the estimated revenue-producing life, not to exceed five years.

Income Taxes

The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Research and Development

Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 2002, 2001, and 2000, were $167,522, $146,245, and $171,658, respectively.

11

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Advertising Costs

Costs incurred for producing and communicating advertising are expensed when incurred. Advertising costs for the years ended December 31, 2002, 2001, and 2000, were $18,277, $20,774, and $30,810, respectively.

Other Comprehensive Income (Loss)

Comprehensive income consists of net income and other gains and losses affecting stockholders’ equity that, under generally accepted accounting principles, are excluded from net income. The Company’s only item of other comprehensive income (loss) is unrealized losses on marketable equity investments. The changes in the components of other comprehensive income (loss) at December 31, 2002, were $4,182 unrealized loss on securities net of tax, with no comprehensive income (loss) at December 31, 2001 and 2000.

Earnings (Loss) Per Common Share

Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. In periods where losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive.

12

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

2. Inventories

Inventories consisted of the following:

	2002	2001
Parts	$ 359,915	$ 357,884
Work in progress	-	94,036
Finished goods	209,509	79,679
$ 569,424		$ 531,599

3. Property and Equipment

Property and equipment consisted of the following:

2002		2001
Leasehold improvements	$ 13,544	$ 13,544
Laboratory equipment	447,457	417,323
Furniture and fixtures	16,151	15,744
Dies and molds	77,396	77,396
554,548		524,007
Accumulated depreciation	(395,366)	(359,018)
Property and equipment - net	$ 159,182	$ 164,989

13

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

4. Other Assets

Other assets consisted of the following:

2002		2001
Patent costs	$ 1,850	$ 1,850
Software costs	86,330	86,330
88,180		88,180
Accumulated amortization	(75,235)	(70,830)
12,945		17,350
Deposits	17,462	340

Other assets - net	$ 30,407	$ 17,690

5. Provision (Benefit) For Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.

The provision for federal income taxes consisted of:

2002		2001	2000
Current	$107,974	$ -	$ 5,367
Deferred	6,067	16,368	99
Provision for federal income taxes	$114,041	$ 16,368	$ 5,466
$ 21,200	$ 17,283	$ 915

14

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

5. Provision (Benefit) For Income Taxes (Continued)

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:
2002		2001	2000
Amount computed using the statutory rate	$ 107,974	$ -	$ 5,367
Increase(decrease) in deferred tax (assets)liabilities	6,067	16,368	99
Provision for federal income taxes	$ 114,041	$ 16,368	$ 5,466

6. Profit Sharing Salary Deferral 401-K Plan

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of twenty-one are eligible. The Company is not making contributions under the current plan agreement.

7. Stock Options

The Company grants stock options to individual employees and directors with no less than three years continuous tenure. After termination of employment, stock options may be exercised within ninety days.

15

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Stock Options – (Continued)

A summary of option activity follows:

	Options Outstanding
	Number Outstanding	Weighted-Average Exercise Price Per Share

Balance at 12/31/99	640,000	$0.38
Granted	220,000	0.44
Exercised	(115,000)	0.34
Canceled	(165,000)	0.44
Balance at 12/31/00	580,000	1.29
Granted	195,000	0.44
Exercised	(30,000)	0.41
Canceled	(230,000)	0.68
Balance at 12/31/01	515,000	1.29
Granted	180,000	0.42
Exercised	-	-
Canceled	(160,000)	0.44
Balance at 12/31/02	535,000	1.25

The option price range for years ending December 31, 2002 through 2000 is: 2002, $0.42 to $2.81; 2001, $0.44 to $2.81; 2000, $0.41 to $2.81. The option price range for exercised shares for years ending December 31, 2002 through 2000 is: 2002, none exercised; 2001, $0.41 to $0.44; 2000, $0.28 to $2.81. The weighted average fair value of options granted during the years ending December 31, 2002 through 2000 is: 2002, $0.42; 2001, $0.44; 2000, $2.81.

16

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Stock Options (Continued)

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation." Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company’s stock option plan been determined, based on the fair value at the grant date for awards, the Company’s net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

2002		2001	2000
Net earnings (loss)as reported	$213,576	$ (10,296)	$ 23,944
Net earnings (loss)pro forma	$144,486	$(105,881)	$(126,919)
Earnings per share– as reported	0.04	-	-
Earnings per share– pro forma	0.03	-	-

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2002; dividend yield equaled 0; expected volatility of 72% risk-free interest rate of 4.18%; and expected lives of three years.

8. Employee Profit Sharing Bonus Program (Non-qualified)

The Company makes contributions to the Employees Profit Sharing Bonus Program (as revised in 1992) based upon ten percent of the first $100,000 of pre-tax net income plus eight percent on pre-tax net income in excess of $100,000.

17

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

9. Earnings Per Share

The following table reconciles the income and average share amounts used to compute both basic and diluted earnings per share:
2002		2001	2000

Net income (loss)	$ 213,576	$ (10,296)	$ 23,944
Basic earnings per share:
Weighted average shares outstanding	5,083,146	5,083,146	5,056,064

Diluted earnings per share:
Weighted average shares outstanding	5,083,146	5,083,146	5,056,064
Shares contingently exercisable from stock options	535,000	*	580,000

Weighted average shares outstanding	5,618,146	5,083,146	5,636,064

* Certain stock options were excluded from the computation of earnings per share due to their antidilutive effect. The number of such options is $515,000 for 2001.

10. Leases

The Company leased its facilities from a port authority, under beneficial terms, for $2,197 monthly, through October 1, 2002. The lease was renewed for $2,259 monthly for three years, expiring in October 2005, with annual increases based upon CPI. The lease expense for the years ended December 31, 2002, 2001, and 2000 was $30,389, $29,954 and $28,956, respectively.

Future minimum lease payments required under the above operating lease for the years ending December 31, 2003 through 2005 are: 2003, $30,654; 2004, $30,900; 2005, $23,314; with nothing due thereafter.

18

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

11. Related Party Transactions

For the years ended December 31, 2002, 2001, and 2000; services in the amount of $143,496, $79,570, and $96,853, respectively were contracted with a manufacturing process company of which the owner/president is a member of the Board of Directors and Audit Committee Chairman of Electronic Systems Technology, Inc.

12. Commitments and Contingencies

The Company purchases certain key components necessary for the production of its products from a limited number of suppliers. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, an interruption of production and/or material cost expenditures could take place.

13. Foreign Sales

The Company’s revenues fall into three major customer categories, Domestic, Export, and U.S. Government sales. A percentage breakdown of the Company’s major customer categories for the years of 2002, 2001 and 2000, are as follows:
2002		2001	2000

Domestic Sales	77%	77%	91%
Export Sales	16	21	2
U.S.Government Sales	7	2	7

No individual customer comprised ten percent or more of the sales revenue.

19

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Foreign Sales - (Continued)

The geographic distribution of foreign sales for 2002, 2001, and 2000 are as follows:
2002		2001	2000

Australia	5%	0%	14%
Austria	2	0	0
Brazil	1	12	13
Canada	19	18	27
Chile	5	0	0
Columbia	3	1	0
Croatia	9	28	0
Ecuador	13	0	1
Egypt	3	0	0
India	0	9	3
Indonesia	4	3	2
Israel	0	0	3
Italy	9	0	0
Jordan	4	11	0
Mexico	3	1	8
Peru	11	3	0
Philippines	0	1	0
Puerto Rico	4	1	0
South Korea	1	12	21
Taiwan	1	0	3
Turkey	0	0	5
United Kingdom	1	0	0
Venezuela	2	0	0

20

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES

ELECTRONIC SYSTEMS TECHNOLOGY, INC.
Supplemental Schedules of selected financial data
For the five years ended December 31,2002

	2002	2001	2000	1999	1998

Sales	$1,932,648	$ 1,303,811	$1,310,524	$1,239,390	$1,485,381

Gross Profit	1,063,386	609,417	578,597	606,275	792,749

Income before provision for income taxes	327,617	6,072	29,410	65,559	242,779

Provision for income taxes	114,041	16,368	5,466	13,258	79,852

Net income (loss)	213,576	(10,296)	23,944	52,301	162,927

Other comprehensive loss, net Of tax	(4,182)	-	-	-	-

Net income per share - basic	0.04	-	-	0.01	0.03

Weighted average number of shares outstanding	5,083,146	5,083,146	5,056,064	4,953,667	4,953,667

Total assets	2,742,170	2,401,672	2,407,871	2,307,715	2,354,145

Stockholders' equity	2,159,544	2,310,150	2,308,146	2,244,752	2,241,988

Stockholders' equity per share	0.49	0.45	0.46	0.45	0.45

Working capital	2,351,155	2,127,471	2,125,411	2,090,155	2,119,569

Current ratio	13.2:1	24.2:1	22.3:1	34.2:1	25.3:1

Equity to total assets	92%	96%	96%	97%	95%

21

ELECTRONIC SYSTEMS TECHNOLOGY, INC. SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
	2002	2001	2000

Advertising	$ 18,277	$ 20,774	$ 30,810

Amortization	4,404	3,034	2,461

Bad Debt	18,334	3,187	117

Commissions - sales	1,749	1,284	972

Dues and subscriptions	1,378	1,639	659

Depreciation	40,869	42,978	40,604

Insurance	11,415	9,158	9,751

Materials and Supplies	23,655	20,411	20,336

Office and administration	10,591	10,720	12,517

Printing	7,359	10,238	5,396

Professional services	59,462	71,122	84,297

Rent and utilities	35,062	34,686	33,692

Repair and maintenance	14,761	16,384	16,108

Salaries	597,562	520,726	540,800

Taxes	116,618	98,815	91,692

Telephone	10,626	10,404	10,846

Trade Shows	36,578	23,357	19,873

Travel expenses	81,023	71,802	72,351

	1,089,723	970,719	993,282

Expenses allocated to cost of sales	(301,092)	(289,345)	(322,508)

	$ 788,631	$ 681,374	$ 670,774

22

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Electronic Systems Technology, Inc.
Kennewick, Washington

We hereby consent to the use of our opinion, dated February 7, 2003 on the financial statements of Electronic Systems Technology, Inc., for the years ended December 31, 2002 and 2001 in the Form 10-KSB.

MOE O’SHAUGHNESSY & ASSOCIATES, P.S.

Jenny E. Anderson,

Certified Public Accountant

Spokane, Washington
March 5, 2003

CORPORATE DIRECTORY

DIRECTORS

Tommy L. Kirchner
President
Chief Executive Officer
Electronic Systems Technology Inc.

Robert Southworth
Patent Attorney
U.S. Department of Energy

Melvin H. Brown
President/Chief Executive Officer
Manufacturing Services, Inc.

Jon Correio
Vice President, Finance & Administration
Electronic Systems Technology, Inc.

John L. Schooley
President/Chief Executive Officer
President of Remtron, Inc.

EXECUTIVE OFFICERS

T. L. Kirchner
President/Chief Executive Officer

Jon Correio
Secretary/Treasurer

CORPORATE HEADQUARTERS

Electronic Systems Technology, Inc.
415 N. Quay Street, Suite 4
Kennewick, Washington 99336
(509) 735-9092
(509) 783-5475 (Facsimile)

INDEPENDENT AUDITORS

Moe O’Shaghnessy & Associates, P.S.
305 IBM Building
West 201 North River Drive
Spokane, Washington 99201

TRANSFER AGENT

Computershare Investor Services
350 Indiana Street, Suite 800
Golden CO 80401
(303) 262-0600

The Transfer Agent should be contacted for questions regarding changes in address, name, or ownership, lost certificates, and consolidation of account. When corresponding with the Transfer Agent, shareholders should state the exact name(s) in which the stock is registered and certificate number of the certificate(s).

FORM 10-KSB

A copy of the Company’s Form 10-KSB, as filed with the Securities and Exchange Commission, is available upon request.

CORPORATE AND INVESTOR INFORMATION

Please direct inquiries to:
Investor Relations Department
Electronic Systems Technology, Inc.
415 N. Quay Street
Kennewick, Washington 99336

ANNUAL MEETING

The annual meeting of stockholders of Electronic Systems Technology, Inc. will be held at 3:00 p.m. on June 6, 2003, at:

Red Lion Hotel
1101 N. Columbia Center Blvd.
Kennewick, Washington 99336

All stockholders are encouraged to attend.